BRIMMER, BUREK & KEELAN LLP

Board of Directors
Nutriceuticals.com Corporation

We consent to the use of our reports included herein and to the reference to our firm under the heading "experts" in the prospectus.

/s/Brimmer, Burek & Keelan LLP
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Brimmer, Burek & Keelan LLP

Tampa, Florida
November 19, 1999